Exhibit 5.11
CONSENT OF C. TOMLINSON
     The undersigned hereby consents to the references to (1) the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-10 being filed by Northgate Minerals Corporation under the United States Securities Act of 1933, as amended, in connection with the report entitled “Technical Report on the December 31, 2007 Reserves for Kemess South Mine” relating to the Kemess Mine dated May 9, 2008, and revised on May 30, 2008; and (2) all other references to the undersigned included or incorporated by reference in such Registration Statement.
Date:  June 5, 2008

By:	/s/ Craig Tomlinson
Craig Tomlinson, P. Eng.
	Title:	Mine Superintendent, Kemess Mine